CONFIRMING STATEMENT




This statement confirms that the undersigned,   Gerald I. Farmer  , has
authorized, designated and appointed each of James B. DeBello, Tesfaye Hailemichael and Fred Hutton as true and lawful attorney-in-fact and agent (each, an "Agent") of the undersigned, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Mitek Systems, Inc. ("Mitek') . The authority of each Agent under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Mitek, unless earlier revoked in writing. The undersigned acknowledges that no Agent is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.



DATE: July 31, 2008



 /s/ Gerald I. Farmer
Gerald I. Farmer

  An insider of an issuer that is registering equity securities for the first time under Section 12 of the Exchange Act must file a Form 3 no later than the effective date of the registration statement. If the issuer is already registered under Section 12, the insider must file a Form 3 within ten days of becoming an officer, director, or beneficial owner.

Changes in ownership are reported on Form 4 and must be reported to the SEC within two business days.

Insiders must file a Form 5 to report any transactions that should have been reported earlier on a Form 4 or were eligible for deferred reporting. If a Form must be filed, it is due 45 days after the end of the company's fiscal year.